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                                                                 EXHIBIT (a)(11)



                                Contact:        Roy Winnick
                                                Kekst and Company
                                                212-521-4842



                 HEDSTROM CORPORATION AND HC ACQUISITION CORP.
                CONSUMMATE TENDER OFFER FOR SHARES OF ERO, INC.

CORAOPOLIS, PENNSYLVANIA, June 12, 1997 - Hedstrom Corporation and its wholly owned subsidiary HC Acquisition Corp., both of Coraopolis, announced that HC Acquisition has consummated its tender offer for all of the issued and outstanding shares of common stock of ERO, Inc. (NASDAQ; EROI) of Mount Prospect, Illinois at a price of $11.25 per share, net to the seller in cash.

HC Acquisition has been advised by the depository for the tender offer that as of expiration of the tender offer, 10,834,922 shares of ERO's common stock (approximately 99.3% of the issued and outstanding shares) had been validly tendered and not withdrawn.


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